THIS AMENDING AGREEMENT made as of September 30, 2009.

Between:

HODGKINSON EQUITIES CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia

(herein called "HEC ")

-and-

DEJOUR ENTERPRISES LTD. a corporation duly incorporated under the laws of British Columbia

(herein called (‘Dejour”)

-and-

WHEREAS HEC and Dejour entered into a Demand Promissory Note dated April 3, 2009 in the amount of CDN $1,800,000 (the “Note”).

AND WHEREAS HEC and Dejour entered into a Settlement Agreement (the “Settlement Agreement”)  dated June 22,2009 whereby the parties agreed to cancel the Note by firstly, converting CDN $450,000 to both common shares of Dejour (“Shares”) and share purchase warrants of Dejour (“Warrants”) and secondly, by converting CDN $900,000 to a 5% interest in an oil and gas property and thirdly, by amending the terms and conditions of the remaining balance of the Note (the “Amended Note”) in the amount of CDN $450,000 as set out in the Settlement Agreement;

AND WHEREAS HEC has been issued the Shares and the Warrants.

And WHEREAS the Parties, defers converting CDN $900,000 to a 5% interest in an oil and gas property necessary approvals are obtained and instead want to cancel the Amended Note of CDN $450,000 and replace it with a new Demand Promissory Note in the amount of CDN $1,350,000;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of ten dollars ($10.00) by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree each with the other as follows:

TERMS OF SETTLEMENT AGREEMENT

1.	The Amended Note between Dejour and HEC is hereby cancelled;

2.
Dejour will issue HEC a 14 month Demand Promissory Note in the amount of CDN $1,350,000 attached hereto as Schedule “A” (“Revised Note”). The Revised Note will bear interest at the rate of 12% per annum, calculated and payable at the end of each calendar quarter.

3.
If the Revised Note is not repaid by January 1, 2010, Dejour will pay a 3% fee on the outstanding balance, to a maximum of_$13,500.  Dejour has the discretion to settle the fee in shares, subject to TSX’s approval, based on the closing market price on December 31, 2009.

NOTICE

4.	(a) Any notice or any other communication which is hereunder required must be in writing and transmitted by fax or hand delivered:

to HEC:

Hodgkinson Equities Corporation
3437 Osler St.
Vancouver BC V6H 2W4

to Dejour:

Dejour Enterprises Ltd.
598-999 Canada Place
Vancouver BC V6C 3E1

or, with respect to each party, to any other address or fax number that may be designated by a party by a written notice given to the other party.

(b) the notices or communications provided for in subparagraph 5(a) above shall be presumed to have been received the day they are sent, if delivered by hand or if transmitted by fax during normal business hours; failing this, the fax transmission shall be deemed to have been received the next business day in the jurisdiction of the recipient.

GENERAL

5.	The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

6.	Words referring to one gender shall include reference to any other gender.

7.	The parties to this Agreement undertake toward each other to make, do or execute, at any time, any deed, thing or document necessary or useful to give full effect to this Agreement.

8.	This Agreement supersedes and replaces the Demand Promissory Note dated April 3, 2009 and the Settlement Agreement dated June 22,2009

9.
No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

10.	Time is of the essence in this Agreement.

11.	This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

12.	This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.	This Agreement may be executed by the parties hereto at different times and in different places without the parties hereto being in each other’s presence.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate on the date first above written.

SIGNED, SEALED and DELIVERED
in the presence of	HODGKINSON EQUITY CORPORATION

Per:

DEJOUR ENTERPRISES LTD.

Per:

SCHEDULE "A":

ATTACHED TO AND MADE PART OF THAT SETTLEMENT AGREEMENT, September 30, 2009
BETWEEN DEJOUR ENTERPRISES LTD. AND HODGKINSON EQUITIES CORPORATION

Fourteen Months Promissory Note

CDN $1, 350,000.00	Vancouver, BC
September 30, 2009

For VALUE RECEIVED, the undersigned, Dejour Enterprises Ltd. 598-999 Canada Place, Vancouver BC V6C 3E1 (“Dejour”) promises to pay to Hodgkinson Equities Corporation (“HEC”), 598-999 Canada Place Vancouver, BC V6C 3E1 the principal sum of CDN $1,350,000 at a rate of interest of 12% per annum. Interest is payable at the end of each calendar quarter.

This loan is due on November 1, 2010.  If this note is not repaid by January 1, 2010, Dejour will pay a 3% fee on the outstanding balance, to a maximum $13,500.00. Dejour has the discretion to settle the fee in shares, subject to TSX’s approval, based on the closing market price on December 31, 2009.

This Agreement shall be governed by any dispute arising hereunder shall be determined in accordance with the laws of the Province of British Columbia.

Borrower
Dejour Enterprises Ltd.